Exhibit 10.25

8045 Lamon Avenue, Ste 410 Skokie, IL 60077 Ph: 847-673-1700, Fax: 847-556-6411

CONFIDENTIAL

October 11, 2016

Alicia Löffler, Ph.D.
Associate Vice President for Research, and Executive Director
Innovation and New Ventures Office (INVO)
Northwestern University
1800 Sherman Avenue
Evanston, IL 60202

Re: Side Agreement to “Northwestern Agreements” in Relation to Purdue Sublicense

Dear Dr. Löffler:

Reference is hereby made to that certain License Agreement executed on February 10, 2016 and effective as of May 27, 2014, to that certain License Agreement executed and effective on June 17, 2016, and that certain Restated License Agreement amended on September 27, 2016 and effective as of December 12, 2011 (collectively, the “Northwestern Agreements”) by and between Northwestern University, an Illinois not-for-profit corporation with a principal place of business at 633 Clark Street, Evanston, Illinois, 60208 (“Northwestern”), and Exicure, Inc., a Delaware corporation with a principal place of business at 8045 Lamon Avenue, Skokie, Illinois, 60077 (“Exicure”).

WHEREAS, pursuant to the Northwestern Agreements, Northwestern has granted Exicure an exclusive license to certain Patent Rights, and a non-exclusive license to certain Know-How (each as defined in the Northwestern Agreements) and other rights (in total, the “Exicure Rights”);

WHEREAS, Exicure intends to sublicense certain of the Exicure Rights to Purdue Pharma L.P., a Delaware limited partnership having an address at One Stamford Forum, 201 Tresser Boulevard, Stamford, Connecticut 06901, United States of America (“Purdue”) via a “Research Collaboration, Option and License Agreement” between Exicure and Purdue (the “Sublicense Agreement”), upon the execution of which Purdue would become a Sublicensee (as defined under the Northwestern Agreements).

NOW THEREFORE, in order to clarify the consequences to Purdue in the event of a termination by Northwestern of some or all of the Exicure Rights pursuant to Section 10 of the Northwestern Agreements, Exicure, Northwestern and Purdue hereby enter into this side agreement (“Side Agreement”). Unless otherwise expressly stated in this Side Agreement, all provisions of the Northwestern Agreements and of the Sublicense Agreement remain unchanged

8045 Lamon Avenue, Ste 410 Skokie, IL 60077 Ph: 847-673-1700, Fax: 847-556-6411

and in full force and effect. Unless defined in this Side Agreement or otherwise indicated, all capitalized terms shall have the meanings assigned to them in the Sublicense Agreement.

Exicure, Northwestern and Purdue, each intending to be legally-bound by this Side Agreement, hereby agree to the following:

(a)Northwestern hereby consents and agrees that further to Section 2.7 of the Northwestern Agreements, Northwestern hereby consents to the grant of the sublicenses set forth as follows:
Subject to the terms and conditions of the Northwestern Agreements, Purdue may grant sublicenses of each license granted to Purdue under the Sublicense Agreement with prior notice to Exicure, only to (A) its Affiliates and (B) Third Party subcontractors (including any Third Party manufacturers), and in each case on the condition that Purdue will at all times sell, offer for sale, import, export and otherwise Commercialize Product in Purdue’s or its Affiliate’s name.
(b)    Except as set forth in section (a) above, any sublicense of the Exicure Rights by Purdue pursuant to section (a) above shall fully comport with the remaining provisions of Section 2.7 of the Northwestern Agreements (including, but not limited to the requirement to provide to Northwestern notice and a copy of each sublicense agreement within 30 days of execution). For the avoidance of doubt, all obligations of “Licensee” and “Sublicensee” (as those terms are used in Section 2.7 of the Northwestern Agreements) are still in effect.
(c)    (i) In the event of a termination of the Northwestern Agreements (A) by Exicure pursuant to Section 10.2 of the Northwestern Agreements, (B) by Northwestern pursuant to Sections 10.3 or 10.4 of the Northwestern Agreements, (C) pursuant to Section 10.5 of the Northwestern Agreements or (ii) the rejection of the Northwestern Agreements in any bankruptcy proceeding pursuant to 11 U.S.C. § 365, Northwestern, after receiving notice of such termination or rejection, shall promptly notify Purdue in writing of such termination or rejections, as applicable. With effect from the date that Purdue learns of such termination or such rejection, as applicable, whether due to receipt of notice from Northwestern or otherwise and if the Sublicense Agreement is in effect prior to termination of the Northwestern Agreements, then, notwithstanding Section 2.7 of the Northwestern Agreements, Purdue may, within thirty (30) days and upon written notice to Northwestern (the “Springing Notice”), automatically and without further required action, assume the rights and responsibilities of Exicure under the Northwestern Agreements, to the extent of the rights granted to Purdue pursuant to the Sublicense Agreement, solely to the extent necessary to allow Purdue to continue to Develop and Commercialize the Collaboration Targets, the TNF-α Target, Development Candidates and Products within the Field of the Sublicense Agreement. Such rights and responsibilities of Purdue as a sublicensee under the Northwestern Agreements shall continue in full force and effect as long as Purdue is not in breach of any of the material obligations applicable to sublicensees under the Northwestern Agreements.
(d)    In the event Purdue provides Northwestern with Springing Notice, all of the rights and obligations of Exicure as licensee under the Northwestern Agreements, including, without

8045 Lamon Avenue, Ste 410 Skokie, IL 60077 Ph: 847-673-1700, Fax: 847-556-6411

limitation, the obligations to make all payments required to be made as a sublicense under the Northwestern Agreements shall be transferred to Purdue in their entirety, and Exicure shall no longer have any responsibility with respect to any such obligations as of the effective date of any such termination. For clarity, the scope of the rights and obligations of Purdue that will survive any such termination shall not in any event exceed the scope and limitations of the sublicenses granted to Purdue under the Sublicense Agreement. In the event Purdue provides Northwestern with Springing Notice and the Sublicense Agreement is in effect and Exicure is not in breach of certain of the material obligations applicable to Sublicense Agreement, Purdue shall remain fully responsible for making all payments to Exicure as required under the Sublicense Agreement, but shall be entitled to deduct any payments that are made directly to Northwestern for the continued sublicense rights under the Northwestern Agreements from the payments that are owed to Exicure under the Sublicense Agreement.
(e)    Northwestern, Exicure, and Purdue hereby agree that this Side Agreement is and shall be binding on and enforceable against each of Northwestern, Exicure and Purdue in accordance with its terms, notwithstanding any failure by Exicure to perform its obligations under this Side Agreement.
In witness whereof, the parties have executed this Side Agreement by their duly authorized representatives on the date first written above.

[Signature page follows]

8045 Lamon Avenue, Ste 410 Skokie, IL 60077 Ph: 847-673-1700, Fax: 847-556-6411

NORTHWESTERN UNIVERSITY

By:	/s/ Alicia Löffler, Ph.D.
Alicia Löffler, Ph.D.
Executive Director, INVO, and
Associate Vice President for Research

Date:	10/12/2016

EXICURE, INC.

By:	/s/ David Giljohann, Ph.D.
David Giljohann, Ph.D.
Chief Executive Officer

Date:	10/21/2016

PURDUE PHARMA L.P.

By:	Purdue Pharma Inc., its general partner

By:	/s/ Mark Timney
Name:	Mark Timney
Title:	President & Chief Executive Officer

Date:	Dec. 2, 2016

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